Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between Compass Distributors,
LLC (the “Distributor”), Wilshire Mutual Funds, Inc. (“WMF”) and Wilshire Variable Insurance Trust (“WVIT” and together with “WMF” referred to as the “Client”).
WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of
the Distributor are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

Effective as of the Closing Date, the Client, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of November
25, 2019, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one- year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of directors or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the directors who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in a manner which complies with the relevant rules and regulations at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the Client. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the Closing Date.

COMPASS DISTRIBUTORS, LLC    WILSHIRE MUTUAL FUNDS, INC.

By: /s/ Mark Fairbanks        By: /s/ Jason Schwarz
Name: Mark Fairbanks    Name: Jason Schwarz
Title: Vice President    Title: President

WILSHIRE VARIABLE INSURANCE TRUST

By: /s/ Jason Schwarz
Name: Jason Schwarz
Title: President